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                                                                      EXHIBIT 11


                              TRIMAS CORPORATION
                   COMPUTATION OF EARNINGS PER COMMON SHARE
                   (In Thousands, Except Per Share Amounts)




                                                For the years ended
                                         ------------------------------------
                                            1996           1995            1994
                                           -----          -----           -----

Primary:
   Net income                            $61,360        $56,020         $50,100
                                         =======        =======         =======

   Weighted average common
     shares outstanding                   36,644         36,644          36,644
   Dilution of stock options                 325            347             382
                                         -------        -------         -------

   Weighted average common
     and common equivalent
     shares outstanding
     after assumed exercise
     of options                           36,969         36,991          37,026
                                         =======         ======          ======

   Primary earnings per
     common share                          $1.66          $1.51           $1.35
                                           =====          =====           =====

Fully diluted:

   Net income                            $61,360        $56,020         $50,100
   Add after tax convertible
     debenture related
     expenses                              3,680          3,680           3,680
                                         -------        -------        --------

   Net income as adjusted                $65,040        $59,700         $53,780
                                         =======        =======         =======


   Weighted average common
     shares outstanding                   36,644         36,644          36,644
   Dilution of stock options                 336            347             382
   Addition from assumed
     conversion of convertible
     debentures                            5,083          5,083           5,083
                                         -------        -------        --------

   Weighted average common
     and common equivalent
     shares outstanding on
     a fully diluted basis                42,063         42,074          42,109
                                         =======        =======        ========

   Fully diluted earnings
     per common share                      $1.55          $1.42           $1.28
                                           =====          =====           =====


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